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EXHIBIT  8.1


                             [Troutman Sanders LLP]

                                  June 8, 2001


ANTEC Corporation
11450 Technology Circle
Duluth, Georgia 30097


                     Re:       Registration Statement on Form S-4


Ladies and Gentlemen:

         We have acted as counsel to ANTEC Corporation, a Delaware corporation ("ANTEC"), in connection with (i) the proposed merger of Broadband Transition Corporation ("Transition"), a wholly-owned subsidiary of Broadband Parent Corporation ("Parent"), with and into ANTEC (the "Merger") pursuant to the Agreement and Plan of Reorganization by and among ANTEC Corporation, Broadband Parent Corporation, Broadband Transition Corporation, Nortel Networks LLC, Nortel Networks Inc., and Arris Interactive L.L.C., dated as of October 18, 2000, and as amended on April 9, 2001 (the "Merger Agreement"); and (ii) the Registration Statement on Form S-4 of ANTEC, to which this opinion letter is filed as an exhibit (the "Registration Statement"). The Merger and certain proposed transactions incident thereto are described in the Registration Statement which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. All capitalized terms, unless otherwise specified, have the meaning ascribed to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon: (1) the Merger Agreement; (2) the Registration Statement and Proxy Statement/Prospectus; and (3) such other documents, records and instruments as we have deemed necessary or appropriate in order for us to render our opinion. In addition, we have assumed that: (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement; (ii) any original documents submitted to us (including signatures thereto) are authentic, any documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered, where due execution and delivery are a prerequisite to the effectiveness thereof; (iii) all representations, warranties and statements made or agreed to by ANTEC, Parent, Transition, and their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the letters of representations PROVIDED by ANTEC, Parent and Transition (the "Tax Representation Letters") are true and accurate at all relevant times; (iv) all covenants contained in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof; and (v) any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification.

         Our opinion below is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

         Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption "The Transaction- Material Federal Income Tax Consequences of the Merger- Tax Consequences of the Merger," subject to
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the limitations and qualifications described therein, is our opinion of the material United States federal income tax consequences generally applicable to the Merger.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof of the Merger in federal income tax law or administrative practice that may affect our opinion. In addition, there can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all the relevant times, our opinion would be adversely affected and should not be relied upon.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger, including the Proxy/Statement Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                              Sincerely,

                                              /s/ Troutman Sanders LLP
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